Exhibit h.4


   Addendum to Firstar Servicing Agreements

     This Addendum to the Fund Administration, Fund
Accounting, and Transfer Agent Agreements dated
December 1, 1995, is entered into by and between Firstar Mutual Fund Services, LLC and Oak Ridge
Investments, LLC as of the 30th day of September, 1998.

     WHEREAS, the mutual funds servicing division of Firstar Trust Company became a limited liability company and separate subsidiary of Firstar Bank, Milwaukee on September 30, 1998; and

     WHEREAS, the entity known as Firstar Trust Company ceased operations on September 30, 1998; NOW,

     THEREFORE, Firstar Mutual Fund Services, LLC will be the successor responsible party to each of the Agreements referenced above and will assume all responsibility for any acts or omissions during the time Firstar Trust Company was the named service provider under these same Agreements.

Firstar Mutual Fund Services, LLC      Oak Ridge Investments, LLC

BY:/s/ Joseph Neuberger                BY:/s/ Samuel Wegbreit
---------------------------------      ----------------------------

ATTEST: /s/ Victoria Kampa              ATTEST: /s/ David Klaskin